Exhibit 3.1

FORM OF PROMISSORY NOTE

$[●]	Issue Date: [●]

FOR VALUE RECEIVED, the undersigned, Rayven Properties, LLC., a Delaware limited liability company, (the “Maker”), PROMISES TO PAY to the order of [●] (together with its successors and assigns, the “Payee”) the principal sum of [●] ($[●]), together with interest at the rate specified below. This Promissory Note (the “Note”) is being issued in an offering of Notes pursuant to an offering circular filed with the SEC as part of the Offering Statement (SEC File No. 024-11479), as may be amended from time to time (the “Offering”) (all notes issued pursuant to the Offering are hereinafter collectively referred to as the “Offered Notes”) and to the terms of the Note Investor Agreement of even date herewith by and between the Maker and the Payee.

1. Maturity. On the Maturity Date, all of the obligations of the Maker to the Payee, including all outstanding principal, interest and all other amounts due under this Note, shall be due and payable in full. The “Maturity Date” means shall mean five (5) years from the issue date stated above (the “Issue Date”) ; however, the Maker in its sole discretion may extend the Maturity Date.

2. Interest Rate. The unpaid principal of this Note shall bear simple interest at the rate of ten percent (10%) per annum from the Issue Date (the “Interest”). Interest shall be computed on the basis of a year consisting of 365 days. Interest shall be calculated based on the Outstanding Principal Balance. The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Note that remains unpaid. Except for required prepayments under Section 4(a) of the Note, interest shall not be due and payable until such time as the principal balance of this Note becomes due and payable.

3. Application of Payments. All payments made on account of this Note, including prepayments, shall be applied first to the payment of any accrued and unpaid interest due hereunder, and the remainder shall be applied to the Outstanding Principal Balance.

4. Prepayment.

(a) Notwithstanding Section 1 above, on at least a quarterly basis on the 15th day of each January, April, July and October commencing on the first such date commencing with the first calendar quarter ending one (1) year after the Issue Date, Maker shall prepay, (a) one half (1/2) of any unpaid interest accrued under this Note during the most recent quarter ended (the “Quarterly Prepayment Amount”), and (b) Quarterly Prepayment Shortfalls (hereinafter defined) from prior calendar quarters (including during the first year after the Issue Date, (the sum of (a) and (b) is the “Prepayment Amount”)(or such lesser amount if there is insufficient Adjusted Available Cash (as defined below) to prepay the Prepayment Amount in full; if and to the extent that there is Adjusted Available Cash as of the end of the calendar quarter ended immediately preceding the date the prepayment is due to fund all or any portion of the Prepayment Amounts for all Offered Notes. “Adjusted Available Cash” is the amount of Available Cash (as defined in the Limited Liability Company Agreement of the Maker) as of the end of the immediately preceding calendar quarter ended ending prior to the date such prepayment is to be made, adjusted to exclude any payments of accrued and unpaid interest made during the calendar quarter ended under Offered Notes. If the Adjusted Available Cash is not sufficient to pay the aggregate Prepayment Amount on all of the Offered Notes, the Maker shall prepay a portion of the Prepayment Amount to the holders of Offered Notes on pro rata basis based on their amount of accrued and unpaid interest as of the end of the calendar quarter then ended and if there is Adjusted Available Cash sufficient to pay a portion of the Quarterly Prepayment Shortfalls, the remaining Adjusted Available Cash will be paid to the holders of Offered Notes on a pro rata basis based on their amount of aggregate Quarterly Prepayment Shortfalls due to the respective holders of the Offered Notes. Adjusted Available Cash shall be applied to pay the Quarterly Prepayment Amounts on the Offered Notes prior to being applied to pay the Quarterly Prepayment Shortfalls on the Offered Notes. If Adjusted Available Cash for a calendar quarter is insufficient to pay the Quarterly Prepayment Amount on this Note, the shortfall shall remain an obligation of the Maker and is herein referred to as the “Quarterly Prepayment Shortfall” for this Note. If, for any quarter, the Adjusted Available Cash exceeds the aggregate of all Prepayment Amounts under the Offered Notes, the Maker shall not be required to make any additional prepayment of accrued and unpaid interest under the Offered Notes. The determination of the pro rata amount of Available Cash and Adjusted Available Cash shall be by the Maker and its determination shall be binding on the Payee.

(b) Maker may prepay the unpaid principal balance of this Note, in whole or in part, together with all interest then accrued and unpaid under this Note and any other sums then due and payable to Payee under the Note, without premium or penalty, at any time.

5. Unsecured. This Note is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

6. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Maker shall fail to pay as and when due in accordance with the terms hereof any Outstanding Principal Balance or accrued but unpaid Interest on this Note, and such failure shall continue for 30 business days after the Maker has received notice thereof from the Payee; or (ii) the Maker shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Payee may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all Interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued Interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in clause (ii) above shall occur, the entire Outstanding Principal Balance together with all Interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

7. Binding Effect; Assignment. This Note shall be binding upon the Maker and its successors and inure to the benefit of the Payee and its successors and assigns. The obligations of the Maker under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

8. Miscellaneous.

(a) Both the Outstanding Principal Balance and Interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b) If Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

(c) The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Note without setoff, recoupment or deduction of any kind or for any reason whatsoever.

(d) No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Note shall be effective unless in writing, duly signed by the party to be charged. This Note shall not be modified except by a writing signed by both the Maker and the Payee.

(e) This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.

Rayven Properties, LLC By: Rayven Manager, LLC, its Manager

By:
Name:
Title: